UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/21/2006

VistaPrint Limited
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51539

Bermuda	98-0417483
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Canon's Court
22 Victoria Street
Hamilton, Bermuda HM 12
(Address of principal executive offices, including zip code)

(441) 295-2244
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 21, 2006, John J. Gavin, Jr. was appointed as a member of the board of directors of VistaPrint Limited (the "Registrant") and as Chairman of the Audit Committee of the Registrant. Mr. Gavin will serve as a Class I director whose term shall expire at the 2006 Annual General Meeting of Shareholders of the Registrant. There were no arrangements or understandings between Mr. Gavin and other other persons relating to Mr. Gavin's selection as a director. In accordance with the terms of the Registrant's 2005 Non-Employee Directors' Share Option Plan, upon Mr. Gavin's appointment, he was awarded an option to purchase 12,018 common shares of the Registrant at an exercise price of $24.32 per share.

In addition, on August 22, 2006, the Registrant announced that Fergal Mullen, a current member of the Registrant's board of directors, has decided to not stand for re-election at the end of his present term as a director of VistaPrint. Mr. Mullen's present term ends at the Company's 2006 Annual Meeting of Shareholders.

A copy of the press release announcing Mr. Gavin's appointment and Mr. Mullen's decision to not stand for re-election is attached to this Current Report as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

99.1    Press release dated August 22, 2006.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VistaPrint Limited

Date: August 22, 2006	By:	/s/ Robert S. Keane
Robert S. Keane
Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release dated August 22, 2006.